Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2023 SECOND QUARTER RESULTS

•
Q2 2023 GAAP diluted EPS of $0.50 compared to Q2 2022 GAAP diluted EPS of $0.53.
•
Q2 2023 adjusted diluted EPS of $0.50, compared to Q2 2022 adjusted diluted EPS of $0.33.
•
Q2 2023 Sales were $454 million, an increase of 15.6% over Q2 2022 sales of $393 million (14.7% increase in constant currency).
•
FY 2023 sales guidance revised to $1.765 billion to $1.835 billion, previously $1.725 billion to $1.825 billion. Adjusted EPS revised to $1.80 to $1.94, previously $1.70 to $1.90.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2023	2022	% Change	2023	2022	% Change

Net Sales	$454.3	$393.0	15.6%	$912.0	$783.6	16.4%
Net sales change in constant currency			14.7%			16.4%
Operating Income	61.3	63.8	(3.9)%	124.1	93.9	32.2%
Net Income	42.5	44.7	(4.9)%	85.2	62.5	36.3%
Diluted net income per common share	$0.50	$0.53	(5.7)%	$1.00	$0.74	35.9%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$61.8	$44.7	38.3%	$124.8	$75.8	64.6%
As a % of sales	13.6%	11.4%		13.7%	9.7%
Adjusted Net Income	42.8	28.1	52.3%	85.7	46.7	83.5%
Adjusted diluted net income per share	$0.50	$0.33	51.5%	$1.00	$0.55	81.8%

STAMFORD, Conn. July 24, 2023 – Hexcel Corporation (NYSE: HXL) today reported second quarter 2023 results including net sales of $454 million and adjusted diluted EPS of $0.50 per share.

Chairman, CEO and President Nick Stanage said, “Hexcel's second quarter demonstrated strong execution and delivered a 16% year-over-year increase in sales and a more than 50% increase in adjusted earnings per share. Global demand for our lightweight composite materials, delivering sustainable solutions continues to be robust, and our focus remains on staying agile and aligned with our customers to meet their requirements, as well as collaborating on next-generation innovations. Based on our confidence for the remainder of the year, we are now raising our guidance for Sales and Adjusted EPS.”

Mr. Stanage continued, “During May we completed our Morocco engineered products facility expansion that doubled our capacity to support the growing demand for lightweight composite engineered core in the region. We also made the strategic decision to acquire the site in Amesbury near Boston, Massachusetts, that is home to our highly specialized engineered products business acquired in 2019, thus ensuring our flexibility as we grow and expand that business going forward. Hexcel is well-positioned globally to support the expected production rate ramps of our customers as well as pursue the significant secular growth opportunities for lightweight composite solutions.”

Markets

Sales in the second quarter of 2023 were $454.3 million compared to $393.0 million in the second quarter of 2022.

Commercial Aerospace

•
Commercial Aerospace sales of $264.3 million for the second quarter of 2023 increased 16.1% (15.4% in constant currency) compared to the second quarter of 2022. The sales growth was led by the Airbus A350 and Boeing 787 programs. Other Commercial Aerospace increased 13.3% for the second quarter of 2023 compared to the second quarter of 2022 reflecting growth in business jets.

Space & Defense

•
Space & Defense sales of $137.5 million increased 22.9% (22.1% in constant currency) for the quarter as compared to the second quarter of 2022. Growth was broad-based including fighter aircraft, particularly the F-35 and Rafale, as well as the Black Hawk, civilian helicopters and space programs.

Industrial

•
Total Industrial sales of $52.5 million in the second quarter of 2023 decreased 1.9% (3.3% in constant currency) compared to the second quarter of 2022 as lower wind energy and recreation sales were only partially offset by growth in automotive and other industrial sales.

Consolidated Operations

Gross margin for the second quarter of 2023 was 24.4% compared to 22.8% in the second quarter of 2022 increasing on higher sales volume leverage. As a percentage of sales, selling, general and administrative and R&T expenses for the second quarter of 2023 were 10.8% compared to 11.4% for the second quarter of 2022. Adjusted operating income in the second quarter of 2023 was $61.8 million or 13.6% of sales, compared to $44.7 million, or 11.4% of sales in 2022. Other operating income for the second quarter of 2022 included a pre-tax net gain of $19.4 million from a property sale in California. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 30 basis points in the second quarter of 2023 compared to the second quarter of 2022.

Year-to-Date 2023 Results

Sales for the first six months of 2023 were $912.0 million compared to $783.6 million, a 16.4% increase from the same period in 2022.

Commercial Aerospace (60% of YTD sales)

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Commercial Aerospace sales of $548.8 million increased 22.9% (22.5% in constant currency) for the first six months of 2023 compared to the first six months of 2022. The A350 and A320neo programs as well as the 787 program drove the growth. Other Commercial Aerospace increased 18.4% for the first six months of 2023 compared to the same period in 2022 on expanding business jet demand.

Space & Defense (29% of YTD sales)

•
Space & Defense sales of $263.7 million increased 14.6% (14.7% in constant currency) for the first six months of 2023 as compared to the first six months of 2022. Areas of growth included military aircraft, including the Rafale and A400M, and both civil and military rotorcraft, led by the Black Hawk.

Industrial (11% of YTD sales)

•
Total Industrial sales of $99.5 million in the first six months of 2023 decreased 7.0% (6.1% in constant currency) compared to the first six months of 2022 as lower wind energy sales were only partially offset by growth in automotive and other industrial markets.

Consolidated Operations

Gross margin for the first six months of 2023 was 26.2% compared to 22.5% in the prior year period benefitting from higher sales volume leverage. As a percentage of sales, selling, general and administrative and R&T expenses for the first six months of 2023 were 12.5% compared to 12.8% for the first six months of 2022, with a number of development projects leading to the R&T cost step-up. Adjusted operating income for the first six months of 2023 was $124.8 million or 13.7% of sales, compared to $75.8 million or 9.7% of sales in 2022. Other operating expense for the first six months of 2023 included restructuring costs. Other operating income for the first six months of 2022 included a pre-tax net gain of $19.4 million from a property sale in California, partially offset by restructuring costs. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 50 basis points in the first six months of 2023 compared to the first six months of 2022.

Cash and other

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Net cash provided by operating activities in the first six months of 2023 was $30.1 million, compared to $18.3 million for the first six months of 2022. Working capital was a cash use of $113.9 million for the first six months of 2023 and a use of $95.1 million for the comparable period in 2022, increasing to support sales growth. Capital expenditures on a cash basis were $74.8 million for the first six months of 2023 including approximately $38 million for the purchase of the land and building at the Hexcel Amesbury, Massachusetts facility to support future growth. Capital expenditures for the first six months of 2022 were $37.9 million. Net cash used for investing activities for the six months ended June 30, 2022 included the net proceeds of $21.2 million received from the sale of the California facility. Net cash used for financing activities for the first six months of 2023 included $2.5 million of financing fees associated with our new credit agreement that was entered into in April 2023. Free cash flow was ($44.7) million in the first six months of 2023, which includes the Massachusetts property purchase. This compares to ($19.6) million in the first six months of 2022. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $70.5 million and $28.3 million for the first six months of 2023 and 2022, respectively.
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The Company did not repurchase any common stock during the second quarter of 2023. The remaining authorization under the share repurchase program at June 30, 2023, was $217 million.
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As announced today, the Board of Directors declared a quarterly dividend of $0.125 per share payable to stockholders of record as of August 4, 2023, with a payment date of August 11, 2023.

2023 Guidance

•
Sales of $1.765 billion to $1.835 billion (previously $1.725 billion to $1.825 billion)
•
Adjusted diluted earnings per share of $1.80 to $1.94 (previously $1.70 to $1.90)

•
Free cash flow of greater than $110 million (previously greater than $140 million)
•
Accrual basis capital expenditures of approximately $130 million (previously approximately $90 million)
•
Underlying annual effective tax rate is estimated to be 23% (unchanged)

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Hexcel will host a conference call at 10:00 a.m. ET, on July 25, 2023 to discuss second quarter 2023 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/494184143 The event can also be accessed by dialing +1 (646) 960-0452. The conference ID is 3428143. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the impact of regulatory activity related to, or the build rate of, the Boeing 737 MAX or Boeing 787 and the related impact on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors and the conflict between Russia and Ukraine; expectations regarding our strategic initiatives and other goals, including, but not limited to, our sustainability goals; expectations regarding the sale of certain of our assets; expectations with regard to cybersecurity measures taken to protect confidential and proprietary information; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations or government policies; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2023 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of the conflict between Russia and Ukraine and the ongoing market recovery following the COVID-19 pandemic, including continued disruption in global financial markets and supply chains, and labor shortages; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity impacting the Boeing 737 MAX or the Boeing 787 or other geopolitical events or conditions, including the

Russia/Ukraine conflict; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; availability and cost of raw materials, including the impact of supply shortages and inflation; supply chain disruptions, which have been exacerbated by the conflict between Russia and Ukraine; our ability to successfully implement or realize our business strategies, plans, goals and objectives of management, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing and cost levels, including cost inflation, as well as increasing energy prices resulting from the conflict between Russia and Ukraine; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies, such as sanctions imposed as a result of the conflict between Russia and Ukraine; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; the potential impact of environmental, social and governance matters; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2023	2022	2023	2022
Net sales	$454.3	$393.0	$912.0	$783.6
Cost of sales	343.5	303.5	673.5	607.4
Gross margin	110.8	89.5	238.5	176.2
% Gross Margin	24.4%	22.8%	26.2%	22.5%

Selling, general and administrative expenses	35.7	33.5	86.5	78.2
Research and technology expenses	13.3	11.3	27.2	22.2
Other operating expense (income)	0.5	(19.1)	0.7	(18.1)
Operating income	61.3	63.8	124.1	93.9
Interest expense, net	9.2	8.9	18.6	18.0
Other income	-	(0.3)	-	(0.3)
Income before income taxes, and equity in earnings of affiliated companies	52.1	55.2	105.5	76.2
Income tax expense	11.5	12.7	23.2	17.4
Income before equity in earnings of affiliated companies	40.6	42.5	82.3	58.8
Equity in earnings from affiliated companies	1.9	2.2	2.9	3.7
Net income	$42.5	$44.7	$85.2	$62.5

Basic net income per common share:	$0.50	$0.53	$1.01	$0.74

Diluted net income per common share:	$0.50	$0.53	$1.00	$0.74

Weighted-average common shares:
Basic	84.7	84.4	84.6	84.3
Diluted	85.6	85.0	85.5	84.9

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	June 30,	December 31,
(In millions)	2023	2022
Assets
Cash and cash equivalents	$104.2	$112.0
Accounts receivable, net	257.3	222.7
Inventories, net	360.9	319.3
Contract assets	27.2	32.0
Prepaid expenses and other current assets	51.0	38.9
Assets held for sale	9.5	9.5
Total current assets	810.1	734.4

Property, plant and equipment	3,163.0	3,087.9
Less accumulated depreciation	(1,482.8)	(1,430.1)
Net property, plant and equipment	1,680.2	1,657.8

Goodwill and other intangible assets, net	254.2	256.0
Investments in affiliated companies	50.1	47.6
Other assets	127.3	141.5
Total assets	$2,921.9	$2,837.3

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.1	$0.2
Accounts payable	117.5	155.5
Accrued compensation and benefits	61.6	69.6
Accrued liabilities	96.9	104.5
Total current liabilities	276.1	329.8

Long-term debt	779.0	723.3
Retirement obligations	44.8	42.7
Other non-current liabilities	155.9	187.3
Total liabilities	$1,255.8	$1,283.1

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.6 shares issued at June 30, 2023 and 110.4 shares issued at December 31, 2022	$1.1	$1.1
Additional paid-in capital	925.9	905.0
Retained earnings	2,169.2	2,104.9
Accumulated other comprehensive loss	(145.2)	(174.4)
	2,951.0	2,836.6

Less – Treasury stock, at cost, 26.2 shares at June 30, 2023 and December 31, 2022	(1,284.9)	(1,282.4)
Total stockholders' equity	1,666.1	1,554.2
Total liabilities and stockholders' equity	$2,921.9	$2,837.3

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Six Months Ended
	June 30,
(In millions)	2023	2022

Cash flows from operating activities
Net income	$85.2	$62.5
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	61.7	63.9
Amortization related to financing	0.4	0.4
Deferred income taxes	(6.7)	(4.1)
Equity in earnings from affiliated companies	(2.9)	(3.7)
Stock-based compensation	15.7	12.8
Restructuring expenses, net of payments	(3.6)	(6.0)
Impairment of assets	1.7	-
Gain on sale of assets	-	(19.4)
Gain on sale of investments	-	(0.3)

Changes in assets and liabilities:
Increase in accounts receivable	(33.9)	(74.5)
Increase in inventories	(36.8)	(38.9)
Increase in prepaid expenses and other current assets	(7.3)	(10.1)
(Decrease) increase in accounts payable/accrued liabilities	(35.9)	28.4
Other - net	(7.5)	7.3
Net cash provided by operating activities (a)	30.1	18.3

Cash flows from investing activities
Capital expenditures (b)	(74.8)	(37.9)
Proceeds from sale of assets	-	21.2
Proceeds from sale of investments	2.5	0.5
Net cash used for investing activities	(72.3)	(16.2)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	103.0	35.0
Repayments of senior unsecured credit facilities	(48.0)	(46.0)
Issuance costs related to senior unsecured credit facilities	(2.5)	-
Repayment of finance lease obligation and other debt, net	(0.1)	(0.2)
Dividends paid	(21.1)	(16.8)
Activity under stock plans	2.7	1.4
Net cash provided by (used for) financing activities	34.0	(26.6)
Effect of exchange rate changes on cash and cash equivalents	0.4	(4.0)
Net decrease in cash and cash equivalents	(7.8)	(28.5)
Cash and cash equivalents at beginning of period	112.0	127.7
Cash and cash equivalents at end of period	$104.2	$99.2

Supplemental data:
Free Cash Flow (a)+(b)	$(44.7)	$(19.6)
Accrual basis additions to property, plant and equipment	$70.5	$28.3

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2023 and 2022				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2023	2022	%	Effect (b)	2022	%
Commercial Aerospace	$264.3	$227.6	16.1	$1.5	$229.1	15.4
Space & Defense	137.5	111.9	22.9	0.7	112.6	22.1
Industrial	52.5	53.5	(1.9)	0.8	54.3	(3.3)
Consolidated Total	$454.3	$393.0	15.6	$3.0	$396.0	14.7

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	58.2	57.9			57.9
Space & Defense	30.3	28.5			28.4
Industrial	11.5	13.6			13.7
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2023 and 2022				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2023	2022	%	Effect (b)	2022	%
Commercial Aerospace	$548.8	$446.5	22.9	$1.4	$447.9	22.5
Space & Defense	263.7	230.1	14.6	(0.2)	229.9	14.7
Industrial	99.5	107.0	(7.0)	(1.0)	106.0	(6.1)
Consolidated Total	$912.0	$783.6	16.4	$0.2	$783.8	16.4

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	60.2	57.0			57.2
Space & Defense	28.9	29.4			29.3
Industrial	10.9	13.6			13.5
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2022 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2023 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2023
Net sales to external customers	$378.5	$75.8	$-	$454.3
Intersegment sales	18.5	0.5	(19.0)	-
Total sales	397.0	76.3	(19.0)	454.3

Other operating expense	0.3	0.2	-	0.5
Operating income (loss)	64.2	6.8	(9.7)	61.3
% Operating margin	16.2%	8.9%		13.5%

Depreciation and amortization	27.5	3.5	-	31.0
Stock-based compensation expense	1.1	0.3	1.4	2.8
Accrual based additions to capital expenditures	12.9	40.8	-	53.7

Second Quarter 2022
Net sales to external customers	$318.1	$74.9	$-	$393.0
Intersegment sales	18.5	1.0	(19.5)	-
Total sales	336.6	75.9	(19.5)	393.0

Other operating expense (income)	0.3	-	(19.4)	(19.1)
Operating income	47.2	9.1	7.5	63.8
% Operating margin	14.0%	12.0%		16.2%

Depreciation and amortization	28.1	3.5	0.1	31.7
Stock-based compensation expense	0.9	0.3	1.2	2.4
Accrual based additions to capital expenditures	14.5	2.7	-	17.2

First Six Months 2023
Net sales to external customers	$756.7	$155.3	$-	$912.0
Intersegment sales	37.8	1.5	(39.3)	-
Total sales	794.5	156.8	(39.3)	912.0

Other operating expense	0.5	0.2	-	0.7
Operating income (loss)	137.4	18.8	(32.1)	124.1
% Operating margin	17.3%	12.0%		13.6%

Depreciation and amortization	54.7	7.0	-	61.7
Stock-based compensation expense	4.2	1.1	10.4	15.7
Accrual based additions to capital expenditures	26.0	44.5	-	70.5

First Six Months 2022
Net sales to external customers	$631.9	$151.7	$-	$783.6
Intersegment sales	35.0	1.3	(36.3)	-
Total sales	666.9	153.0	(36.3)	783.6

Other operating expense (income)	1.2	0.1	(19.4)	(18.1)
Operating income (loss)	89.8	19.7	(15.6)	93.9
% Operating margin	13.5%	12.9%		12.0%

Depreciation and amortization	56.7	7.1	0.1	63.9
Stock-based compensation expense	3.5	1.0	8.3	12.8
Accrual based additions to capital expenditures	24.6	3.7	-	28.3

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2023	2022	2023	2022
GAAP operating income	$61.3	$63.8	$124.1	$93.9
Other operating expense (income) (a)	0.5	(19.1)	0.7	(18.1)
Non-GAAP operating income	$61.8	$44.7	$124.8	$75.8

	Unaudited
	Quarters Ended June 30,
	2023		2022
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$42.5	$0.50	$44.7	$0.53
Other operating expense (income), net of tax (a)	0.3	-	(16.3)	(0.20)
Other income	-	-	(0.3)	-
Non-GAAP	$42.8	$0.50	$28.1	$0.33

	Unaudited
	Six Months Ended June 30,
	2023		2022
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$85.2	$1.00	$62.5	$0.74
Other operating expense (income), net of tax (a)	0.5	-	(15.5)	(0.19)
Other income	-	-	(0.3)	-
Non-GAAP	$85.7	$1.00	$46.7	$0.55

	Unaudited
	Six Months Ended June 30
(In millions)	2023	2022
Net cash provided by operating activities	$30.1	$18.3
Less: Capital expenditures	(74.8)	(37.9)
Free cash flow (non-GAAP)	$(44.7)	$(19.6)

(a)
The quarter and six months ended June 30, 2023 included restructuring costs. The quarter and six months ended June 30, 2022 included the net gain of $19.4 million from the sale of the Dublin, California facility, partially offset by restructuring costs.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2023	2022	2022

Current portion finance lease	$0.1	$0.2	$0.5
Total current debt	0.1	0.2	0.5

Senior unsecured credit facility	80.0	25.0	114.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(0.8)	(0.9)	(1.1)
Senior notes deferred financing costs	(1.9)	(2.2)	(2.5)
Other debt	1.7	1.4	1.6
Total long-term debt	779.0	723.3	812.0
Total Debt	779.1	723.5	812.5
Less: Cash and cash equivalents	(104.2)	(112.0)	(99.2)
Total debt, net of cash	$674.9	$611.5	$713.3